 DAVIDSON & COMPANY      Chartered Accountants          A Partnership of Incorporated Professionals

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement on Form S-1/A-1 of Jewett-Cameron Trading Company Ltd. of our report dated October 10, 2003 appearing in the Prospectus, which is part of such Registration Statement, to the incorporation by reference of such report included in the Annual Report of Form 10-K of Jewett-Cameron Trading Company Ltd. for the year ended August 31, 2003 and to the reference of us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

“DAVIDSON & COMPANY”

Vancouver, Canada	Chartered Accountants

May 3, 2004

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947  Fax (604) 687-6172